Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2010 relating to the March 31, 2009 and 2008 financial statements of Informed Decisions Corporation appearing in this annual report on Form 10-K of Higher One Holdings, Inc. for the year ended December 31, 2010.

/s/ Burr Pilger Mayer, Inc.

Burr Pilger Mayer, Inc.

Walnut Creek, California

February 23, 2011